Exhibit 99.1

NEWS

Investor Contact:	Marsha Morgan	FOR IMMEDIATE RELEASE
(817) 352-6452

Media Contact:	Richard Russack
(817) 867-6425

Burlington Northern Santa Fe Reports

Second-Quarter 2003 Results

•	Second-quarter 2003 earnings was $0.54 per share compared with second-quarter 2002 earnings of $0.51 per share.

•	Freight revenues increased 3.7 percent to $2.26 billion compared with the prior-year period, on a 4.6 percent increase in units handled.

•	Fuel expense increased $56 million, year-over-year.

•	Operating income was $412 million compared with $421 million a year ago.

•	Lower second-quarter 2003 income tax expense primarily reflects a favorable tax settlement.

FORT WORTH, Texas, July 22, 2003—Burlington Northern Santa Fe Corporation (BNSF) (NYSE: BNI) today reported second-quarter 2003 earnings of $0.54 per share compared with second-quarter 2002 earnings of $0.51 per share.

“Strong international volumes led BNSF to having overall revenue growth for the second consecutive quarter,” said Matthew K. Rose, BNSF Chairman, President and Chief Executive Officer, “however, our bottom line continues to be impacted because of a 27 percent increase in fuel expense year-over-year.”

Freight revenues for the second quarter increased 3.7 percent, or $80 million, to $2.26 billion compared with 2002 second-quarter revenues of $2.18 billion. Consumer Products revenues increased $63 million, or 7 percent, to $911 million reflecting record growth in our international, truckload and perishable sectors. Coal revenues increased $16 million, or 3 percent, to $504 million, largely from index-driven rate increases. Agricultural Products

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revenues grew $5 million, or 2 percent, to $317 million, reflecting increased ethanol shipments from plants in the Midwest to California. Industrial Products revenues declined $4 million, or 1 percent, to $531 million with revenue growth in both the building and construction products sectors offset by weak demand in the chemical and petroleum products sectors. Second-quarter freight revenues included increased fuel surcharges of $24 million compared with the prior year.

Operating expenses of $1.88 billion were $96 million, or 5 percent, higher than the same 2002 period primarily related to fuel expense and higher volumes handled. The $56 million increase in fuel expense primarily relates to an average increase of $0.16 per gallon in the cost of diesel fuel to $0.89 per gallon, after hedge.

Operating income was $412 million for the 2003 second quarter compared with $421 million for the same 2002 period. Lower income tax expense in the second quarter of 2003 primarily reflects a favorable tax settlement.

Common Stock Repurchases

During the 2003 second quarter, BNSF repurchased approximately 2 million shares of its common stock at an average price of $27.57 per share. This brings total repurchases under BNSF’s 150-million share-repurchase program to approximately 120 million shares as of June 30, 2003, at an average price of $25.98 per share since the program was announced in July 1997.

Through its subsidiary, The Burlington Northern and Santa Fe Railway Company, BNSF operates one of the largest railroad networks in North America, with about 32,500 route miles covering 28 states and two Canadian provinces. BNSF is an industry leader in Web-enabling a variety of customer transactions at www.bnsf.com. The railway is among the world’s top transporters of intermodal traffic, moves more grain than any other American railroad, transports the mineral components of many of the products we depend on daily, and hauls enough coal to generate about 10 percent of the electricity produced in the United States.

Financial Information Follows.

Statements made in this release concerning projections or expectations of financial or operational performance, or concerning other future events or objectives or results, are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements involve a number of risks and uncertainties and actual results may differ materially from that projected or implied in those statements. Important factors that could cause such differences include, but are not limited to, economic and industry conditions: material adverse changes in economic or industry conditions, both within the United States and globally, customer demand, effects of adverse economic conditions affecting shippers, adverse economic conditions in the industries and geographic areas that produce and consume freight, competition and consolidation within the transportation industry, the extent to which BNSF is successful in gaining new long-term relationships with customers or retaining existing ones, changes in fuel prices, changes in the securities and capital markets, and changes in labor costs and labor difficulties, including stoppages affecting either BNSF’s operations or our customers’ abilities to deliver goods to BNSF for shipment; legal and regulatory factors: developments and changes in laws and regulations and the ultimate outcome of shipper and rate claims subject to adjudication, environmental investigations or proceedings and other types of claims and litigation; and operating factors: technical difficulties, changes in operating conditions and costs, competition, and commodity concentrations, the Company’s ability to achieve its operational and financial initiatives and to contain costs, as well as natural events such as severe weather, floods and earthquakes or other disruptions of the Company’s operating systems, structures, or equipment.

The Company cautions against placing undue reliance on forward-looking statements, which reflect its current beliefs and are based on information currently available to it as of the date a forward-looking statement is made. The Company undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event the Company does update any forward-looking statement, no inference should be made that the Company will make additional updates with respect to that statement, related matters, or any other forward-looking statement. Any corrections or revisions may appear in the Company’s public filings with the Securities and Exchange Commission (SEC), which are accessible at www.sec.gov or on the Company’s website at www.bnsf.com, and which you are advised to consult. Investors are encouraged to read the Company’s earnings release and investors’ report together with its SEC filings for a more complete picture and better understanding of the Company and its financial disclosures.

Burlington Northern Santa Fe Corporation

Consolidated Income Information*

(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Operating revenues
Freight revenues	$2,263	$2,183	$4,465	$4,321
Other revenues	31	24	61	49

Total operating revenues	2,294	2,207	4,526	4,370

Operating expenses
Compensation and benefits	699	698	1,416	1,416
Purchased services	312	282	613	557
Depreciation and amortization	225	231	451	461
Equipment rents	180	177	349	352
Fuel	263	207	537	391
Materials and other	203	191	402	392

Total operating expenses	1,882	1,786	3,768	3,569

Operating income	412	421	758	801
Interest expense	106	105	212	214
Other expense, net	3	6	5	2

Income before income taxes and cumulative effect of accounting change	303	310	541	585
Income tax expense	103	116	193	219

Income before cumulative effect of accounting change	200	194	348	366
Cumulative effect of accounting change, net of tax (a)	—	—	39	—

Net income	$200	$194	$387	$366

Diluted earnings per share before cumulative effect of accounting change	$0.54	$0.51	$0.94	$0.95
Diluted earnings per share after cumulative effect of accounting change	$0.54	$0.51	$1.04	$0.95

Diluted average shares outstanding (in millions)	372.4	382.3	372.9	383.9

Operating ratio (b)	81.8%	80.7%	83.0%	81.5%

(a)	Reflects the adoption of Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. This new standard changes the way the rail industry accounts for asset retirement costs.
(b)	Calculated as Total operating expenses less Other revenues divided by Freight revenues.

*	Certain prior period amounts have been reclassified to conform with the current period presentation.

Burlington Northern Santa Fe Corporation

Consolidated Balance Sheet Information

(Dollars in millions, except per share amounts)

	June 30,	December 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$43	$28
Accounts receivable, net	148	141
Materials and supplies	229	226
Current portion of deferred income taxes	304	314
Other current assets	115	82

Total current assets	839	791

Property and equipment, net	24,541	24,022

Other assets	999	954

Total assets	$26,379	$25,767

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other current liabilities	$1,898	$1,918
Long-term debt due within one year	153	173

Total current liabilities	2,051	2,091

Long-term debt and commercial paper	6,876	6,641
Deferred income taxes	7,180	6,975
Casualty and environmental liabilities	445	444
Minimum pension liability	368	368
Employee merger and separation costs	156	170
Other liabilities	1,154	1,146

Total liabilities	18,230	17,835

Stockholders' equity:
Common stock and additional paid-in capital	5,712	5,669
Retained earnings	5,922	5,625
Treasury stock	(3,240)	(3,114)
Unearned compensation	(46)	(39)
Accumulated other comprehensive loss	(199)	(209)

Total stockholders' equity	8,149	7,932

Total liabilities and stockholders' equity	$26,379	$25,767

Book value per share	$21.86	$21.11

Common shares outstanding (in millions)	372.8	375.8

Net debt to total capitalization*	46.2%	46.1%

*	Net debt is calculated as total debt less Cash and cash equivalents, and capitalization is calculated as the sum of net debt and Total stockholders' equity.

Burlington Northern Santa Fe Corporation

Consolidated Cash Flow Information

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Operating activities
Net income	$200	$194	$387	$366
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	225	231	451	461
Deferred income taxes	114	122	183	190
Employee merger and separation costs paid	(8)	(11)	(18)	(31)
Cumulative effect of accounting change	—	—	(39)	—
Other, net	(24)	(30)	(17)	(33)
Changes in working capital	57	20	(56)	(71)

Net cash provided by operating activities	564	526	891	882

Investing activities

Capital expenditures	(495)	(381)	(835)	(641)
Other, net	(22)	10	(32)	(98)

Net cash used for investing activities	(517)	(371)	(867)	(739)

Financing activities

Net borrowings	9	171	188	267
Dividends paid	(44)	(46)	(89)	(92)
Purchase of BNSF common stock	(46)	(119)	(123)	(199)
Proceeds from stock options exercised	16	8	18	35
Other financing activities	(4)	(2)	(3)	(2)

Net cash provided by (used for) financing activities	(69)	12	(9)	9

Increase (decrease) in cash and cash equivalents	(22)	167	15	152
Cash and cash equivalents:
Beginning of period	65	11	28	26

End of period	$43	$178	$43	$178

Burlington Northern Santa Fe Corporation

Operating Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Cars/units (in thousands)	2,129	2,036	4,171	3,963

Average revenue per car/unit	$1,063	$1,072	$1,070	$1,090

Revenue ton miles (in millions)	124,465	120,123	245,364	240,245

Gross ton miles (in millions)	223,477	214,334	440,788	426,795

RTM/GTM	0.56	0.56	0.56	0.56

Freight revenue/thousand RTM	$18.18	$18.17	$18.20	$17.99

Operating expense/thousand RTM	$15.12	$14.87	$15.36	$14.86

Freight revenue/thousand GTM	$10.13	$10.19	$10.13	$10.12

Operating expense/thousand GTM	$8.42	$8.33	$8.55	$8.36

Compensation and benefits/thousand GTM	$3.13	$3.26	$3.21	$3.32

Average employees	37,086	37,838	36,528	37,432

Period end employees	36,654	37,577	36,654	37,577

Thousand RTM/average employee	3,356	3,175	6,717	6,418

Thousand GTM/average employee	6,026	5,665	12,067	11,402

Gallons of fuel used (in millions)	297	283	589	566

Average price per gallon of fuel (cents)*	88.6	73.1	91.2	69.1

GTM/gallon of fuel	752	757	748	754

Freight train miles (in millions)	38	36	75	71

GTM/freight train hours (in thousands)	134	146	137	147

Route Miles Operated	32,318	32,954	32,318	32,954

*	Includes handling, taxes and hedge effect.

Burlington Northern Santa Fe Corporation

Revenue Statistics by Commodity

	Three Months Ended June 30,		Percent Change	Six Months Ended June 30,		Percent Change
Revenues (in millions)	2003	2002		2003	2002
Intermodal	$757	$693	9.2%	$1,453	$1,326	9.6%
Automotive	80	86	(7.0)	161	167	(3.6)
Other Consumer Products	74	69	7.2	145	133	9.0

Total Consumer Products	911	848	7.4	1,759	1,626	8.2

Industrial Products	531	535	(0.7)	1,042	1,026	1.6
Coal	504	488	3.3	989	996	(0.7)
Agricultural Products	317	312	1.6	675	673	0.3

Total freight revenue	2,263	2,183	3.7	4,465	4,321	3.3
Other revenue	31	24	29.2	61	49	24.5

Total revenues	$2,294	$2,207	3.9%	$4,526	$4,370	3.6%

Cars/units (in thousands)
Intermodal	1,002	905	10.7%	1,926	1,709	12.7%
Automotive	40	40	—	82	77	6.5
Other Consumer Products	43	41	4.9	83	80	3.8

Total Consumer Products	1,085	986	10.0	2,091	1,866	12.1

Industrial Products	354	373	(5.1)	697	705	(1.1)
Coal	504	500	0.8	991	1,011	(2.0)
Agricultural Products	186	177	5.1	392	381	2.9

Total cars/units	2,129	2,036	4.6%	4,171	3,963	5.2%

Average revenue per car/unit
Intermodal	$755	$766	(1.4)%	$754	$776	(2.8)%
Automotive	2,000	2,150	(7.0)	1,963	2,169	(9.5)
Other Consumer Products	1,721	1,683	2.3	1,747	1,663	5.1

Total Consumer Products	840	860	(2.3)	841	871	(3.4)

Industrial Products	1,500	1,434	4.6	1,495	1,455	2.7
Coal	1,000	976	2.5	998	985	1.3
Agricultural Products	1,704	1,763	(3.3)	1,722	1,766	(2.5)

Average revenue per car/unit	$1,063	$1,072	(0.8)%	$1,070	$1,090	(1.8)%

Revenue ton miles (in millions)
Intermodal	25,040	23,246	7.7%	48,254	44,093	9.4%
Automotive	1,195	1,267	(5.7)	2,448	2,499	(2.0)
Other Consumer Products	3,102	3,030	2.4	6,169	6,008	2.7

Total Consumer Products	29,337	27,543	6.5	56,871	52,600	8.1

Industrial Products	23,982	24,312	(1.4)	47,254	46,500	1.6
Coal	51,662	50,294	2.7	99,536	100,867	(1.3)
Agricultural Products	19,484	17,974	8.4	41,703	40,278	3.5

Total revenue ton miles	124,465	120,123	3.6%	245,364	240,245	2.1%

Freight revenue per thousand ton miles
Intermodal	$30.23	$29.81	1.4%	$30.11	$30.07	0.1%
Automotive	66.95	67.88	(1.4)	65.77	66.83	(1.6)
Other Consumer Products	23.86	22.77	4.8	23.50	22.14	6.1

Total Consumer Products	31.05	30.79	0.8	30.93	30.91	0.1

Industrial Products	22.14	22.01	0.6	22.05	22.06	(0.0)
Coal	9.76	9.70	0.6	9.94	9.87	0.7
Agricultural Products	16.27	17.36	(6.3)	16.19	16.71	(3.1)

Freight revenue per thousand ton miles	$18.18	$18.17	0.1%	$18.20	$17.99	1.2%

Burlington Northern Santa Fe Corporation

Capital Expenditures and Track Maintenance

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Capital expenditures (in millions)
Maintenance of way
Rail	$79	$63	$125	$106
Ties	82	81	133	136
Surfacing	47	46	72	69
Other	96	83	167	144

Total maintenance of way	304	273	497	455
Mechanical	26	34	48	62
Information services	15	23	25	41
Other	19	21	38	27

Total maintenance of business	364	351	608	585

New locomotive acquisitions	84	—	156	—
Terminal and line expansion	45	27	67	49
Other	2	3	4	7

Total capital expenditures	$495	$381	$835	$641

Operating lease commitments	$—	$100	$—	$106

Total capital commitments	$495	$481	$835	$747

Track maintenance
Track miles of rail laid
Maintenance of business	249	229	356	319
Expansion projects	29	2	33	2

Total	278	231	389	321

Cross ties inserted (thousands)
Maintenance of business	867	971	1,220	1,449
Expansion projects	75	6	76	7

Total	942	977	1,296	1,456

Track resurfaced (miles)	3,851	4,179	5,811	5,727